EXHIBIT 2


                [Letterhead of Southland Life Insurance Company]


April 27, 1999


Southland Life Insurance Company
5780 Powers Ferry Road, N.W.
Atlanta, Georgia 30327-4390

Dear Sir or Madam:

This opinion is furnished in connection with Post-Effective Amendment Number 5 to the Form S-6 Registration Statement being filed by Southland Life Insurance Company ("Southland") under the Securities Act of 1933, as amended (the "Act"), for the offering of interests ("Interests") in Southland Separate Account L1 ("Separate Account L1") under the Flexible Premium Variable Universal Life Insurance Policies ("Policies") to be issued by Southland. The securities being registered under the Act are to be offered in the manner described in the Registration Statement.

I have examined or supervised the examination of all such corporate records of Southland Life and such other documents and such laws as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Southland is a corporation duly organized and validly existing under the laws of the State of Texas.

     2. Separate Account L1 was duly created as a separate investment account of Southland pursuant to the laws of the State of Texas.

     3. The assets of Separate Account L1 will be owned by Southland. Under Texas law and the provisions of the Policies, the income, gains and losses, whether or not realized, from assets allocated to Separate Account L1 must be credited to or charged against such Account, without regard to the other income, gains or losses of Southland.

     4. The Policies provide that the assets of Separate Account L1 may not be charged with liabilities arising out of any other business Southland may conduct, except to the extent that assets of Separate Account L1 exceed its liabilities arising under the Policies.

     5. The Policies and the Interests in Separate Account L1 to be issued under the Policies have been duly authorized by Southland; and the Policies, including the Interests therein, when issued and delivered, will constitute validly issued and binding obligations of Southland in accordance with their terms.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

                                         Sincerely,

                                         /s/ B. Scott Burton

                                         B. Scott Burton
                                         Senior Vice President & General Counsel